1777337+WOR

03 - 21 - 2024

Worthington Enterprises

Q3 2024 Earnings

TOTAL PAGES: 14

Worthington Enterprises

Q3 2024 Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer and Investor Relations Officer

Andy Rose

Worthington Enterprises; President and Chief Executive Officer

Joseph Hayek

Worthington Enterprises; Chief Financial and Operations Officer

PARTICIPANTS:

Dan Moore

CJS Securities; Analyst

Susan Maklari

Goldman Sachs; Analyst

Brian Biros

Thompson Research Group; Analyst

Brian McNamara

Canaccord Genuity; Analyst

PRESENTATION:

Operator^ Hello. And welcome to the Worthington Enterprises Third Quarter Fiscal 2024 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Enterprises. If anyone objects, you may disconnect at this time. I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Sarah. Good morning, everyone. And welcome to Worthington Enterprises’ third quarter fiscal 2024 earnings call. On our call today, we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial and Operations Officer.

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially. In addition, our discussion today will include non-GAAP financial measures.

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A reconciliation of these measures with the most appropriate comparable GAAP measure is included in the earnings press release, which is available on our Investor Relations website. At this point, I will turn the call over to Andy for opening remarks.

Andy Rose^ Thank you, Marcus. And good morning. I want to welcome everyone to our first full quarter as Worthington Enterprises. We have hit the ground running and are already delivering solid results, as evidenced by our adjusted EBITDA of $67 million and adjusted earnings per share of $0.80.

While there are a number of onetime items mostly related to the separation, which Joe will run through, we are proud of our people and their ability to stay focused over the past year. I remain as excited as ever about Worthington Enterprises and our opportunity for long-term value creation.

Our Consumer products, Building Products and Sustainable Energy businesses represent a strong franchise of market-leading products and brands that will enable people to live safer, healthier and more expressive lives.

We have a unique and proven growth platform that has been purposefully created using deep industry expertise, a performance-driven people-first culture and the best employees in the world and a thoughtful long-term investment strategy.

We find the best product opportunities, invest to drive value at scale and build sustainable advantage through safety, quality, service and a reputation for doing the right thing for our customers. The Worthington business system of transformation, innovation and M&A is well entrenched and enables us to grow faster and deliver on our #1 goal of generating attractive returns for our shareholders. Our transformation playbook, now in its third evolution, continues to provide a systematic approach for improving our commercial, operations and supply chain functions, enhancing the top and bottom line for our businesses.

Innovation is now a deeply embedded competency that we put to work across our business from process innovation to new product development, which we intend to make best-in-class with a pipeline that will distinguish us from competitors and provide enhanced value to our customers. And finally, our expertise in strategic M&A will help us drive growth and higher returns as we add new products, new brands and consolidate markets.

To that end, we recently welcomed HALO products into our portfolio of brands, offering an innovative collection of pizza ovens, pellet grills and griddles, that is disrupting the outdoor living space. This acquisition immediately accelerates years of product development for us with its lean and capable team. And while it's early days, the company is already benefiting from our relationships with major retailers and gaining greater access to our capital and expertise to drive accelerated direct-to-consumer marketing and sales.

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This is a nice example of the Worthington business system at work and how we build market-leading businesses.

We are disciplined stewards of capital, not only making new investments to deliver long-term value creation, but also redeploying capital in situations where we can earn a better return. We're off to a good start in our first quarter as Worthington Enterprises, and Joe will now walk you through the numbers.

Joseph Hayek^ Thank you, Andy. And good morning, everyone. Q3 was our first stand-alone quarter as Worthington Enterprises and given the recent business separation, we have recast our historical income statement and balance sheets for periods prior to December 1, 2023, to reflect Worthington Steel as discontinued operations.

As a result, there is and will be some noise in our reported financials, but we will attempt to call out unique items and adjustments to facilitate year-over-year comparability of the business performance.

In Q3, we reported GAAP earnings from continuing operations of $0.44 a share versus $0.60 in the prior year. There were several unique items that impacted our quarterly results, including the following: the current quarter was negatively impacted by onetime discrete tax charges of $9 million or $0.18 a share, all related to the business separation.

In addition, we incurred pretax expense of $3 million or $0.05 a share related to the separation in the current quarter. We do not anticipate having additional separation costs in future quarters.

We also took advantage of the current interest rate environment to annuitize our only remaining legacy defined benefit pension plan, which resulted in a noncash pretax charge of $8 million or $0.12 a share.

We incurred modest restructuring charges, which negatively impacted earnings by $0.01 per share in the current quarter. And lastly, results in the prior year quarter were negatively impacted by $0.21 a share due to several unique items, the largest being corporate costs that were eliminated at the time of separation, along with smaller restructuring and other nonrecurring items.

Excluding these items, we generated adjusted earnings from continuing operations of $0.80 per share in the current year quarter compared to $0.81 a share in Q3 of last year.

Additionally, our Building Products business recorded a onetime pretax charge of $2 million or $0.03 a share in the current quarter related to a lower of cost or net realizable value adjustment on propane tanks that were imported from a third-party supplier in Europe. The LCM was primarily driven by higher-than-expected transportation costs for those tanks.

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Consolidated net sales in the quarter of $317 million decreased 8.5% from $346 million in the prior year. The decrease was driven by lower sales in Building Products, which experienced an unfavorable product mix and slightly lower volumes during the quarter, partially offset by slight increases in sales within Consumer Products and Sustainable Energy Solutions, which both benefited from increased volumes.

Gross profit for the quarter decreased to $73 million from $79 million in Q3 a year ago, while our gross margin increased to 23.1% from 22.8%.

Including the $2 million charge in Building Products, our adjusted EBITDA in Q3 was $67 million, down from $70 million in Q3 of last year, and our trailing 12 months adjusted EBITDA is now $279 million and our trailing 12 months adjusted EBITDA margin is 21.5%. With respect to cash flows on our balance sheet, cash flow from operations was $50 million in the quarter and free cash flow was $40 million that would have been higher, if not for $13 million in cash outflows related to the business separation.

During the quarter, we invested $10 million on capital projects, which included $5 million related to our previously mentioned facility modernization projects.

We also spent $9 million to acquire an 80% interest in an affiliate of HALO Products Group and paid $16 million in dividends, which represented the larger pre-separation Worthington Industry's dividend that was paid in December.

We also received $40 million in dividends from our unconsolidated JVs during the quarter, a 93% cash conversion rate on that equity income. Looking at our balance sheet and liquidity position, we ended the quarter with an exceptionally strong balance sheet. $298 million of long-term funded debt carrying an average interest rate of 3.6% combined with $227 million in cash that is yielding around 5%.

We continue to operate with extremely low leverage, ending the quarter with a net debt to trailing EBITDA leverage ratio of about 1/4 turn and we are well positioned for the future with ample liquidity, having a $500 million undrawn bank credit facility.

Yesterday, the Worthington Enterprises' Board declared a dividend of $0.16 per share for the quarter which is approximately $8 million and will be payable in June of 2024. We'll now spend a few minutes on each of the businesses.

In Consumer Products, net sales in Q3 were $133 million, up slightly from $131 million a year ago. The increase was a result of higher volumes, which were partially offset by lower average selling prices. Adjusted EBITDA for the Consumer business was $26 million and adjusted EBITDA margin was 19.3% in Q3 compared to $21 million and 16.1% last year.

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We experienced a strong sequential improvement with volumes increasing 19% compared to Q2 as a result of some storm and weather-related demand as well as recent market share gains at Level5. Though some demand may have been pulled from Q4 into Q3, we're cautiously optimistic heading into the spring as people begin to enjoy the outdoors more frequently and begin to take on more repair and remodel projects.

During the quarter, as Andy mentioned, the Consumer business acquired an 80% controlling interest in an affiliate of HALO Products Group for approximately $9 million. HALO is an innovative asset-light provider of tech-enabled products, including pizza ovens, pellet grills, griddles and accessories that complement our other leading outdoor living brands like Coleman, portable propane tanks and BernzOmatic torches, fuel and accessories. HALO is a natural match with these products and creates a powerful combination.

While HALO is small today with 2023 revenues of $7 million, which was primarily direct-to-consumer, we intend to leverage our strong relationships with channel partners to help further grow and scale the brand.

We're excited to have HALO as part of our Consumer business, and we welcome that talented team to Worthington. Building Products generated net sales of $148 million in Q3, down 19% from $184 million a year ago.

The decrease was driven by a less favorable product mix, lower average selling prices and lower volumes, especially in the large format heating end market, which continued to see destocking. Building Products generated an adjusted EBITDA of $53 million for the quarter, and adjusted EBITDA margin was 35.8% compared to $58 million and 31.6% in Q3 of last year.

Results in the current quarter were negatively impacted by the $2 million due to the LCM on imported tanks that I mentioned earlier. The destocking we continue to see in our heating end market should run its course by the summer and we are optimistic that, that demand will return to more seasonally normal levels thereafter.

Additionally, our Water business continued to show growth in revenues and margins in Q3 as the initiatives we put in place in early 2024 are having a positive impact.

During Q3, the Water team also continued the launch of our Amtrol Titan well tank with two new sizes. The Titan is a patented composite tank that combines the strength of steel and the advantages of high-tech composites providing superior impact resistance and UV protection.

WAVE delivered very strong results, contributing equity earnings of $26 million in the quarter, up from $19 million a year ago. The team at WAVE continues to focus on refining and enhancing their value proposition to customers and they saw both volume and margin improvements in the quarter. ClarkDietrich also continued to perform very well and contributed $18 million in equity income for the quarter.

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Though their results were down $1 million compared to the prior year quarter, they were up $4 million sequentially from Q2. The ClarkDietrich team is leveraging its national presence and benefited from higher volumes in Q3, which was offset by some margin compression.

In Sustainable Energy Solutions, net sales in Q3 of $35 million were up 11% or $4 million from the prior year primarily due to higher volumes, which were partially offset by lower average selling prices and an unfavorable product mix. SES reported an adjusted EBITDA loss of $3 million in the current quarter compared to breakeven results in the prior year due to lower gross margins and several onetime expenses.

In the current environment, the SES team continues to focus on near-term cost controls and long-term investments as they attempt to balance current market conditions with the exceptional growth opportunities that we believe will materialize as the hydrogen and CNG ecosystems grow.

During the quarter, the team had success getting additional new products certified and customer ready, including activity continues to improve, which should ultimately result in a better demand environment. At this point, we're happy to take any questions that people might have.

Operator^ (Operator Instructions) Your first question comes from the line of Daniel Moore with CJS Securities.

Dan Moore^ Maybe start with where we finished off there at the tail end of the comments on the JVs. Can -- what can you tell us about demand and activity levels both at WAVE and ClarkDietrich on a forward-looking basis? I know you don't quote backlogs, but how would you describe a couple of new businesses coming into the pipeline relative to maybe six months ago or this time last year?

Joseph Hayek^ Yes. So it's a fair question. I think the markets have evolved in that construction space, for instance, WAVE whose mix of repair and remodel versus new is typically 65% to 70% repair and remodel. It's higher now in part because the new spend is down.

Their mix of end markets, our estimates of those, at least, it's still kind of tough sledding in commercial buildings that are office-centric. But also in commercial, you have lots of other things, including data centers, which is showing good growth.

But 70% of their end markets we believe are noncommercial, right? They are a mix of health care, education, retail and sort of transportation projects. And so volumes seem steady there. In ClarkDietrich, there's a little bit of a different mix there, slightly more new.

They're broadening the types of projects they're working on not because they're super focused on extra Yor Z, but just because it's where construction is happening. And so we think that as

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construction and activity kind of came down, it seems to be more sort of flat now. It's not continuing to go down at least right this minute, nor is it going straight up. I think the Architectural Billings Index that came out yesterday or the day before was 49.5, which is just below 50.

It was 45 the last few months. It was -- I think the last time it was at 50 was April of last year. That's a good sign. I think we mentioned in December that the activity level, not the billings, but activity with architects had started to pick back up, which is typically a precursor to billings, but that also takes -- we just see a good ABI, that takes 12 to 24 months to show up in somebody like ours’ revenue or ClarkDietrich or WAVES’. And so we generally still feel very good about the spaces that they're in kind of mid- to longer term, I'd call it a bit murky out there in the short term.

Dan Moore^ Very helpful. Maybe switching gears, still early days, obviously but maybe just update us on progress in the direct-to-consumer channel. Obviously a key capability of Level5. Now you both tacked on HALO, any tangible examples of products you're now offering or plan to offer DTC that perhaps you didn't historically and just progress in general in that channel?

Andy Rose^ Yes. I think, Dan, the short answer is that when we acquired Level5, we acquired not only a new set of products, but we acquired a capability and it really helped us -- really helped to open up our eyes in terms of the direct-to-consumer channel. And so the team and consumer really is looking across the product line to figure out which products we think we can sell into that channel and HALO is another example of a product that is sold direct-to-consumer only right now.

And so that's part of the overarching strategy now when we either develop new products or acquire new products is looking across all the channels, direct-to-consumer and using and leveraging our big-box retail relationships to sort of maximize the opportunity for those products. So I wouldn't say there's one opportunity. There's probably a bunch of opportunities where we're looking to sort of leverage those capabilities.

Dan Moore^ Helpful. Last one for me. I'll jump out. I think you mentioned, that puts a little bit of potential pull forward in demand in the Consumer side from Q4 to Q3. Any details there? Or can you quantify that at all? Congrats on a really solid quarter.

Joseph Hayek^ Thank you. And yes, sure. The Consumer business, particularly our camping gas cylinders to a lesser extent, the torches that go with those. There is a little bit of weather-related spike demand from time to time. And so if you remember, in January, the polar vortex and then the storms that were kind of back-to-back across the country really created a need because those products are sometimes used as emergency heat sources and they're certainly used to repair pipes that break.

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If you -- not to be -- become a weatherman, but if you get past those two events, the weather in the winter has been relatively benign. And so we feel really good about the spring and the season and how we're positioned and how we've helped our retail customers get to where they want to be and to where they'll be able to best serve their own customers.

But sometimes that spike demand can really move things from a month to a month. That's the reason for kind of some of our, I'll call it, cautious optimism in Q4.

Andy Rose^ Yes. The storms are incremental demand. The question and it's hard to predict is was there pull forward or not. And the answer is, if our retailers are fully prepared and fully stocked, there may be a little bit of pull forward. But it's -- again, it's not an exact science in terms of estimating it.

Operator^ Your next question comes from the line of Susan Maklari with Goldman Sachs.

Susan Maklari^ I'd like to start with the price for a bit. Can you just give us more color on what’s driving that lower? Is it mix? Is it absolute declines in there? Just what's going on in there? And how are you thinking about that going forward?

Joseph Hayek^ Yes. I think your question was around pricing?

Susan Maklari^ Yes.

Joseph Hayek^ Okay. Yes. So it's mostly mix, honestly. The dynamics within Consumer and in Building Products was -- Building Products, for example, the destocking in those very large propane heating tanks, those are our most expensive tanks, and they come at a pretty healthy gross margin. So there's an outsized impact when those are running up or in this case, destocking.

Susan Maklari^ Okay. All right. And then perhaps turning a bit to the outlook, you've mentioned the potential for this pickup as we get into the spring and summer or maybe some lift in the R&R activity, I guess when you think about the macro backdrop and some of the more recent news and data points, just any thoughts on how that could come through to the business and how you're thinking about the setup more broadly there?

Joseph Hayek^ Yes. I think I would maybe call it sort of pretty close to seasonally normal with some continued, I think we say cautious optimism but, and you're right, the data points out there are still a little bit mixed. And so I don't -- it's certainly not worse than it was six months ago.

But again, the Consumer is still relatively cautious. We still have some destocking in these large and good-sized margin propane tanks. And so yes, I would say that we continue to be thoughtful about our markets.

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Our teams have done a phenomenal job being there for their customers. We haven't -- at least we don't think we've lost any share in a lot of these categories. But ultimately, higher interest rates matter.

If you look at the large propane tanks, for instance, and you look at kind of housing starts and then our demand there, there's about a 6- to 12-month lag and how those have worked for us in the last several years. Housing starts, I think, bottomed like last summer, kind of July and have kind of crept back up since.

But because of that lag in residential construction, at least, we anticipate needing another kind of quarter, 1.5 quarters for that to run its course.

Susan Maklari^ Okay. Okay. That's helpful. And then just one last one for me. It was exciting to see the HALO acquisition come through. Can you give us just an update on the overall M&A pipeline, how that's coming through? And anything that is of interest perhaps there?

Joseph Hayek^ Sure. As M&A activity in 2022 and 2023 really sort of slowed down, that was okay for us, right, because we were in the midst of the spin. Activity in 2024 has certainly been predicted to pick back up. We're hopeful that, that is the case. It's still early in 2024.

I don't think you'll see us acquire a lot of companies smaller than HALO. That was a really good opportunity for us, as Andy said, to really fast forward a bunch of product development and be able to really grow and leverage what we do to make that business better.

But we have a pretty robust program of kind of making outbound calls and trying to be as smart as we can, knowing who the right fit for us are in Building Products and in Consumer products, right now less in the SES business. Some are pretty large, some are not as big and more bolt-ons.

But there's nothing that we're kind of getting ready to announce or anything and that's burned a hole in our pocket, but we continue to be out there. And as we said, have a really good balance sheet and some liquidity so that when we find the right fit, we'll be able to think about that.

But going back to our criteria for those, they're going to be margin rich, they're going to be asset-light and they're going to have a sustainable competitive advantage that we think we can either leverage or have it even make us better.

Operator^ Your next question comes from the line of Kathryn Thompson with Thompson Research Group.

Brian Biros^ This is actually Brian Biros on for Kathryn. Maybe further on the JVs. I think the past few quarters has kind of seen the two go in kind of opposite directions almost, probably not

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always the case. Maybe more of a short-term blip just given how markets have been recently. I guess do you think that dynamic is kind of over going forward?

It seems like maybe it is a little bit given your comments about ClarkDietrich kind of stabilizing from here. But just interested to hear your thoughts on how those two may or may not be linked in momentum going forward.

Andy Rose^ Yes. I mean if you think about the products, Brian, ClarkDietrich tends to be more on the front end of construction, WAVE a little more on the back end of construction. So as the cycles move up and down, they're going to not move in lockstep, if that makes sense. Joe kind of talked about it earlier, the market for overall commercial construction products is pretty steady. There's pockets of weakness, which is office, everybody knows and talks about that.

But there is a bit of a belief, I think, that there could be a renovation renaissance of sorts that comes from companies trying to attract workers back to the office and changing up things to make it more appealing to be there as well as some of the other kind of macro trends around reshoring, near shoring, health care, education, those markets continue to be pretty strong. So it's a little hard to predict if those businesses are going to kind of move together, but their demand, I would say, is reasonably steady right now.

Operator^ (Operator Instructions) Your next question comes from the line of Brian McNamara with Canaccord Genuity.

Brian McNamara^ Congrats on the results. I hate to put you on the spot Joe, but I'm going to -- I get a lot of questions about the earnings power of the business.

For maybe some folks new to the story, kind of -- can you put up some guardrails in terms of how we should look at the business in terms of both the gross margin side and then how that flows into EBITDA margin, if you wouldn't mind?

Joseph Hayek^ Yes. I mean the -- our gross margin for the quarter was 23.1%, and it's going to be a little different by business. Historically, the Consumer products business is going to have higher gross margins just based on what they do and maybe a little bit higher SG&A as a percentage of sales as well.

But when we think -- when we see Consumer at kind of 19.3% EBITDA margin in the quarter, that's kind of what we think and they think good looks like for them. They get good volumes and ultimately you can kind of hang in there that number around there or better than we feel really good about it as revenues grow.

The gross margin for Building Products on the heating, cooling and Water side of the business was really strong this past quarter. I think it was 6.2%. They had 130 basis points of that was

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the LCM that we talked about, which we certainly believe is nonrecurring. So that would be adjusted 7.5%. It was 11% a year ago.

This is the EBITDA margin, I'm talking about, be 11% last year. And so I think you'd get a normalized environment and you're certainly significantly higher than 6.2%. We've got some good things going on there.

In the Water business, you will get through this destocking in the larger propane businesses. And those guys and that team, I think, are absolutely focused on doing the right things. The Water business is showing great progress.

We talked about some of the businesses historically as kind of having more upside and not really running at full speed, that's one of them, but there's a big improvement there. And then the core business continues to think through what's happening now, but you go back to kind of Andy's comments on innovation and new product development. There's a lot going on, a lot of good work being done that we think can add both to top line and to margins.

Andy Rose^ Yes. And maybe just to take it up a level, Brian, if you think about our long-term goals of driving our EBITDA margin up to 24% over the next three to five years, everything that we do is very much focused on that. Our transformation playbook is about improving the profitability and the margin profile of the businesses we own today. And as we think about M&A and capital that we're going to deploy into our innovation pipeline, there again, we're looking to drive not only higher margins, but also higher return on capital.

We talk a lot about returns and making more money using less capital where possible. So I think the fact that the businesses are where they are today, there is upside there. But over the long run, we fully expect that we're going to drive higher margins and that will start at the gross margin line.

Brian McNamara^ That's really helpful. Just one more for me. I think all my other questions have been answered already. I'm just curious relative to your -- Joe or Andy or both of you, relative to your own expectations heading into the separation. I'm curious if you run into any surprises, either good or bad in your first kind of three or so months as a separate entity?

Andy Rose^ Yes. I would say the process has been exceptionally smooth on the surface. There's been a few struggles underneath the surface, but nothing that's really major. I mean look, when you take a company that was put together over 68 years and you try and separate it into two public companies, that's a lot of work by a lot of people. You talk about the IT group, separating systems, the finance group having to recast financials, which continues to this day.

So there's just a ton of work, and it's never perfect, but I would say it's been an exceptional performance by everybody involved, and we're fortunate that we get to sit here and kind of on the surface talk about it, but it's been a tremendous effort and success, I would say, really

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across the board. I mean I don't know if there's anything else to add there, Joe, but we're really proud of everybody that has been a part of it.

Operator^ Our next question is a follow-up from Kathryn Thompson.

Brian Biros^ This is Brian again.

Joseph Hayek^ She keeps calling you, Kathryn. I hope you appreciate that.

Brian Biros^ It's Brian for today. I had a quick follow-up. I might have gotten sudden off earlier, but in the Building Products segment, I know you guys have called out mix kind of impacting the sales. Overall, though volumes seem pretty good relative to the destocking going on there. I think you're only down 2%.

I know you touched on it in the opening comments and some of the responses here, but could you just maybe further parse out what was maybe up or down across the different products in that category type? You called out propane, you called out water. Anything else to specifically call out? Because it seems like there's maybe some pretty good stuff going on there that might be masked by the propane destocking in the short term here?

Joseph Hayek^ Yes. That means if you get away from the LCM, which again, we think was onetime, it's a couple of million dollars. The big -- the big factor was mix, honestly, and it's that destocking in those largest propane tanks. Every kind of, I think, facet around home goods, building products, some consumer goods, right, had a post-COVID run up and then kind of a post-COVID trough. It's just -- that's just what's happening in that business.

The Water business was solid. Our other businesses -- a couple of other businesses were around some of the large kind of refillable refrigerant tanks. Those sort of slowed year-over-year, just because of the same dynamics that destocking. But other than that, there were a couple of puts and takes, but those are the real drivers.

Operator^ There are no further questions at this time. I'll turn the call to Andy Rose for closing remarks.

Andy Rose^ So as I said last quarter, we're proud of our history and who we are today, but we're mostly excited for our future. We're determined to leverage our capabilities to reward our employees, our customers, our suppliers and our shareholders.

As our founder, John McConnell once said in a speech in 1980, "We've only scratched the surface." That quote is as true today as it was back then, and I think it represents how we all feel about Worthington Enterprises and the opportunity in front of us. Thanks for joining us today. We'll see you next quarter.

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Operator^ This concludes today's conference call. We thank you for joining. You may now disconnect your lines.